Exhibit (k)(2)

TRANSER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement”) is made and entered into effective [ ], 2022 between each of the investment companies listed in Exhibit A hereto (each, referred to as a "Fund" and collectively, the "Funds") and Prudential Mutual Fund Services LLC (“PMFS”), a New York limited liability corporation having its principal place of business at 655 Broad Street, Newark, NJ 071 02-4410.

WHEREAS, each Fund desires to appoint PMFS as the transfer agent, dividend distribution agent and shareholder servicing agent;

WHEREAS, PMFS desires to enter into a Sub-Transfer Agency and Service Agreement with DST Systems, Inc. (“DST”), a corporation organized in the state of Delaware, under which DST will provide certain transfer agent, dividend disbursement and shareholder services to the Funds (the “Sub-TA Agreement”) that PMFS has agreed to provide under this Agreement with each Fund;

WHEREAS, PMFS will supervise those aspects of the Funds’ transfer agent, dividend disbursement and shareholder servicing operations that are provided by DST under the Sub-TA Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:

Article 1. TERMS OF APPOINTMENT; DUTIES OF PMFS

1.01 Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints PMFS to act as (i) the transfer agent for the authorized and issued shares of beneficial interest or capital stock of the Fund, as applicable (“Shares”), (ii) dividend disbursing agent and (iii) shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to shareholders of the Fund (“Shareholders”) and set forth in the currently effective prospectus and statement of additional information (collectively for purposes of this Agreement, “Prospectus”) of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

1.02 In connection with its oversight of the services provided by DST pursuant to the Sub-TA Agreement, PMFS hereby agrees to perform the following services for each Fund:

(a) Provide supervisory oversight of DST’s performance under the Sub-TA Agreement, including monitoring of adherence to service level standards;

(b) Provide a call center with PMFS staff to answer telephone inquiries from investors, shareholders and broker-dealers relating to the Funds;

(c) Provide on-going information and training to DST regarding modifications and new initiatives related to the Funds;

(d) Provide supervisory oversight of DST system functionality under the Sub-TA Agreement, and review and implement jointly with DST new system functionality pertaining to the Funds;

(e) Recommend, review and approve any procedural changes necessary to meet regulatory changes or to improve shareholder servicing;

(f) Facilitate responses by DST to information requests from the Funds, the Funds’ board of trustees/directors (“Boards”), Prudential Investments LLC or regulatory entities;

(g) Act as the central point of contact for communications to and from dealers that pertain to the Funds;

(h) Confirm transfer agent regulatory compliance, including compliance with the USA Patriot Act of 2001, per oversight of DST’s performance under the Sub-TA Agreement;

(i) Review and approve payment of transfer agency invoices; and

(j) Ensure all reporting requirements are met under the Sub-TA Agreement, including standard reports and ad-hoc report requests.

Article 2. FEES AND EXPENSES

2.01 For performance by PMFS pursuant to this Agreement, as more fully described in Schedule A of this Agreement, each Fund agrees to (i) pay an annual maintenance fee for each Shareholder account, (ii) pay PMFS for its direct costs plus a reasonable margin, and (iii) reimburse PMFS and DST for their out-of-pocket expenses under this Agreement and under the Sub-TA Agreement.

2.02 Each Fund agrees to pay all fees and reimbursable expenses within a reasonable period of time following receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to PMFS by the Fund upon request by PMFS prior to the mailing date of such materials.

Article 3. REPRESENTATIONS AND WARRANTIES OF PMFS

PMFS represents and warrants to each Fund that:

3.01 It is a limited liability company duly organized and existing and in good standing under the laws of New York and it is duly qualified to carry on its business in New Jersey.

3.02 It is and will remain registered with the U.S. Securities and Exchange Commission (“SEC”) as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

3.04 All requisite proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement.

3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4. REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to PMFS that:

4.01 It is a statutory trust or corporation duly organized and existing and in good standing under the laws of Delaware, Massachusetts or Maryland, as applicable.

4.02 It is empowered under applicable laws and by its Declaration of Trust or Articles of Incorporation, as applicable, and its By-Laws to enter into and perform its duties and obligations under this Agreement.

4.03 All proceedings required by said Declaration of Trust or Articles of Incorporation, as applicable, and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.04 It is either: (i) a closed-end investment company, that intends to elect, or has elected, to be regulated as a business development company under the 1940 Act or (ii) an investment company registered with the SEC under the 1940 Act.

4.05 A registration statement under the Securities Act of 1933 (the “1933 Act”) is currently effective, and will remain effective, and appropriate state securities law notice filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 5. DUTY OF CARE AND INDEMNIFICATION

5.01 PMFS shall not be responsible for, and each Fund shall indemnify and hold PMFS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of PMFS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of the material breach of any representation or warranty of the Fund hereunder;

(c) The reliance on or use by PMFS or its agents or subcontractors of information, records and documents which (i) are received by PMFS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund;

(d) The reliance on, or the carrying out by PMFS or its agents or subcontractors of, any instructions or requests of the Fund; or

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of such Shares be filed in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.

5.02 PMFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by PMFS as a result of PMFS' lack of good faith, negligence or willful misconduct.

5.03 At any time PMFS may apply to any officer of a Fund for instructions, and may consult with legal counsel, with respect to any matter arising in connection with the services to be performed by PMFS under this Agreement, and PMFS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance in good faith upon such instructions or upon the opinion of such counsel. PMFS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to PMFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. PMFS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6. DOCUMENTS AND COVENANTS OF THE FUND AND PMFS

6.01 A Fund shall promptly furnish to PMFS the following upon request:

(a) A certified copy of the resolution of the Board of the Fund authorizing the appointment of PMFS and the execution and delivery of this Agreement;

(b) A certified copy of the Declaration of Trust or Articles of Incorporation, as applicable, and By-Laws of the Fund and all amendments thereto;

(c) The current registration statement and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act and, as applicable, the 1940 Act;

(d) A specimen of the certificates for Shares of the Fund in the form(s) approved by the Board (if the Fund issues Shares in certificate form), with a certificate of the Secretary of the Fund as to such approval;

(e) All account application forms or other documents relating to Shareholder accounts and/or relating to any plan program or service offered or to be offered by the Fund; and

(f) Such other certificates, documents or opinions as PMFS deems to be appropriate or necessary for the proper performance of its duties.

6.02 PMFS hereby agrees to establish and maintain, or arrange to establish and maintain, facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03 PMFS shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the rules and regulations thereunder, PMFS agrees that all such records prepared or maintained by PMFS relating to the services to be performed by PMFS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act, and the rules and regulations thereunder, and will be surrendered promptly to the Fund on and in accordance with its request.

6.04 PMFS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or regulatory request, or with the prior consent of the other party.

6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, PMFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. PMFS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7 TERMINATION OF AGREEMENT

7.01 This Agreement may be terminated with respect to a Fund by either the Fund or PMFS upon one hundred twenty (120) days written notice to the other.

7.02 Should a Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and other materials relating to the Fund will be borne by the Fund. Additionally, PMFS reserves the right to charge the Fund for any other reasonable fees and expenses associated with such termination.

7.03 Should the Board of a Fund direct the Fund to terminate this Agreement other than for reason of (i) misconduct, bad faith, negligence or reckless disregard by PMFS of its duties and obligations hereunder or (ii) any material breach by PMFS of the terms of this Agreement, and if as a result PMFS terminates the Sub-TA Agreement and incurs a financial penalty under the terms of the Sub-TA Agreement for terminating the Sub-TA Agreement, the Fund shall, if requested by PMFS, reimburse PMFS in the amount of such financial penalty.

Article 8 ASSIGNMENT

8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.03 Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that PMFS is authorized and may in its sole discretion employ as agents or sub-contractors: (i) affiliates as it deems appropriate for the performance in whole or in part of its obligations or duties hereunder, or (ii) non-affiliates as it deems appropriate for the performance of certain ministerial obligations and duties hereunder (including, but not limited to, printing, mailing, photocopying, scanning, or statement production). Further, PMFS may, with the consent of the Fund’s Board, employ non-affiliated agents or sub-contractors for the performance in whole or in part of its non-ministerial obligations and duties hereunder. PMFS shall be as fully responsible to the Fund for the acts or omissions of any such agent or sub-contractor as it is for its own acts or omissions.

Article 9. AFFILIATIONS

9.01 PMFS may now or hereafter, without the consent of or notice to the Funds, function as transfer agent and/or shareholder servicing agent for any other investment company registered with the SEC under the 1940 Act or regulated under the 1940 Act, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with Prudential Financial, Inc. or any of its direct or indirect subsidiaries or affiliates.

9.02 It is understood and agreed that the directors, trustees, officers, employees, agents and Shareholders of the Funds, and the directors, officers, employees, agents and shareholders of the Funds’ investment adviser and/or distributor, are or may be interested in PMFS as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of PMFS may be interested in the Funds as directors, trustees, officers, employees, agents, Shareholders or otherwise, or in the investment adviser and/or distributor as officers, directors, employees, agents, shareholders or otherwise.

Article 10. AMENDMENT

10.01 This Agreement may be amended or modified by a written agreement executed by all parties and authorized or approved by a resolution of the Boards of the Funds.

Article 11. APPLICABLE LAW

11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Jersey.

Article 12. MISCELLANEOUS

12.01 If a Fund issues Share certificates, in the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to PMFS an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to PMFS and the Fund issued by a surety company satisfactory to PMFS, except that PMFS may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as PMFS deems appropriate indemnifying PMFS and the Fund for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1,000 or less.

12.02 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, PMFS will (a) give prompt notification to the Fund’s distributor (“Distributor”) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as PMFS may, in its sole discretion, deem appropriate or as the Fund and the Distributor may instruct PMFS.

12.03 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or to PMFS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:

c/o Prudential Investments LLC
655 Broad Street
Newark, NJ 071 02-4410
Attention: President

with a copy to:

Prudential Investments LLC
655 Broad Street
Newark, NJ 071 02-4410
Attention: Chief Legal Officer

To PMFS:

Prudential Mutual Fund Services LLC
655 Broad Street
Newark, NJ 071 02-4410
Attention: President

Article 13. MERGER OF AGREEMENT

13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FUNDS AS LISTED ON THE ATTACHED EXHIBIT A (individually and severally, and not jointly and severally)	PRUDENTIAL MUTUAL FUND SERVICES LLC

by:	BY:

Scott Benjamin, Vice President of Each Fund	Hansjerg P. Schlenker, VICE President

EXHIBIT A

FUNDS

PGIM Private Credit Fund

[End of Exhibit A]